Exhibit 10.9

Executive Officer FY 2006 Bonus Plan

VistaPrint

July 1, 2005 – June 30, 2006

The Executive Officer Bonus Plan (the “Plan”) will be reviewed annually and may be changed at any time by the Compensation Committee of the Board of Directors of VistaPrint Limited (the “Company”). The Company does not guarantee that a bonus plan will exist each year, or that bonuses will be paid in any given quarter or year. The Plan does not guarantee continued employment with the Company. The Plan is based on Company performance and the Company reserves the exclusive right to modify or terminate the Plan at its discretion at any time. For purposes of illustration and not limitation, the Company may modify its financial targets should it participate in a business combination.

I.	Eligibility

Executive officers of the Company and its various subsidiaries, as designated by the Board of Directors of VistaPrint Limited, are eligible to participate in the Plan. The current executive officers and their target bonus compensation under the plan are set forth in Annex A hereto. Executive officers hired or designated during fiscal year 2006 are eligible for a prorated bonus based on eligible base salary earnings for the remainder of the quarter.

II.	Participation Levels

All executive officers’ incentive bonuses will be determined in accordance with the Plan. Eligible bonus will be based on a fixed target of a given dollar amount but may be less than, equal to, or greater than the target bonus based upon the Company’s overall performance against its financial goals.

III.	Company Goals: Revenue and Profit

Executive Officer bonuses shall be based solely upon the Company’s performance against quarterly and annual revenue and profit goals that have been determined by the Board of Directors of VistaPrint Limited. The Profit and the Revenue bonus goals and achievement against those goals are based on the worldwide net profit after tax and worldwide revenues of VistaPrint Limited.

•	Bonuses are to be paid quarterly, no later than 30 days following the publication by management of the Company’s quarterly financial results.

•	Target bonuses for executive officers will be allocated into two categories as follows: 50% to achievement of Revenue targets, and 50% to achievement of Profit targets. Such targets shall be based upon budget targets established by the Board of Directors.

•	For the purposes of the bonus calculation “Revenue” and “Profit” are defined as net revenue and net profit after tax (after accruals for executive officer bonuses), calculated in accordance with US GAAP but excluding share option compensation expense determined in accordance with FAS 123R, for the consolidated whole of VistaPrint Limited and all of its subsidiaries.

•	No quarterly executive officer bonuses will be paid for either Revenue or Profit achievements if, for that quarter, Revenue is less than 80% of plan goals or Profit is less than 50% of plan goals. Thereafter, bonuses will be paid for each category independently according to the tables below.

Revenue		Profit After Tax
% of Target	Bonus Multiplier	% of Target	Bonus Multiplier
80%	0%	50%	0%
99.9%	100%	99.9%	100%
100%	110%	100%	110%
110%	200%	150%	200%

•	Interpolate a straight line between the above table entries, except a step functions between 99.9% and 100%.

•	Bonuses are capped at 200% for each category.

•	Example for an executive with a total target bonus of $40,000: if Company achieves 90% of Revenue and 100% of Profit, the executive gets (50% x $20,000) + (110% x $20,000) = $32,000 actual bonus.

•	End-of-year true-up clause for executive officers: upon publication of audited financials for a given fiscal year, fourth quarter bonuses will be adjusted upward (or downward as far as zero Q4 bonus) so that the full-year actual bonuses paid reflect the full-year actual results achieved.

ANNEX A

Executive Officers and Target Bonuses

Executive Officer	Target Quarterly Bonus	Target Annual Bonus	Maximum Bonus*
Robert S. Keane (CEO)	$57,500	$230,000	$460,000
Paul C. Flanagan (CFO)	$30,000	$120,000	$240,000
Janet Holian (CMO)	$30,000	$120,000	$240,000
Alex Schowtka (COO)	$30,000	$130,000	$260,000
Anne Drapeau (CPO)	$30,000	$120,000	$240,000

*	Assumes 200% achievement of all Company objectives.

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